Exhibit 10.2

PORTIONS OF INFORMATION CONTAINED IN THIS AGREEMENT HAVE BEEN
EXCLUDED FROM THIS AGREEMENT BECAUSE THEY ARE BOTH NOT MATERIAL AND
THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
EXCLUDED INFORMATION IS MARKED AS [***] BELOW
LEASE AGREEMENT
THIS LEASE AGREEMENT (this “Agreement”) made as of this 28th day of August  , 2023 (the “Effective Date”) by and between Waste Management of California, Inc., a California corporation (“Lessor”), and Kirby Canyon RNG, LLC, a Delaware limited liability company (“Lessee”). Lessor and Lessee may be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, Lessor owns certain property located in the City of Morgan Hill, State of California, commonly known by the street address 910 Coyote Creek Golf Dr, Morgan Hill, CA 95037 (“WM Property”); and
WHEREAS, Lessor owns and operates the Kirby Canyon Landfill (the “Landfill”), located on a portion of the WM Property; and
WHEREAS, as a result of decomposition of solid waste deposited in the Landfill, the Landfill emits Landfill Gas (as hereinafter defined); and
WHEREAS, Lessee will purchase Landfill Gas located and recoverable from the Landfill from the Lessor or its Affiliate pursuant to the terms and conditions of that certain Landfill Gas Purchase and Sale Agreement dated as of the Effective Date, by and between Lessee and Lessor (or Lessor’s Affiliate) (the “LFG Sale Agreement”); and
WHEREAS, Lessee desires to obtain all necessary and convenient land use and other rights to process Landfill Gas purchased from Lessor or its Affiliate pursuant to the terms and conditions of the LFG Sale Agreement, all in accordance with the provisions of this Agreement, and Lessor desires to convey the same to Lessee, on the terms and conditions set forth herein; and
WHEREAS, Lessor is prepared, subject to the terms and conditions set out herein to lease to Lessee a portion of the WM Property for construction of the Purchaser’s Facility and grant to Lessee easements across portions of the WM Property, subject to all covenants, conditions, restrictions and easements of record, for the supply of Landfill Gas to the Purchaser’s Facility.
NOW, THEREFORE, for and in consideration of the premises, and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, Lessor and Lessee agree as follows:

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Article I
DEFINITIONS
Section 1.1Defined Terms. When used in this Agreement, the following terms shall have the meanings specified below:
“Agreement” has the meaning set forth in the Preamble.
“Air Permit” means Lessor’s air permit, as issued by the BAAQMD, as renewed or amended from time to time.
“BAAQMD” means the Bay Area Air Quality Management District.
“Designated WM Permits” means those Permits listed on Exhibit A.
“Development Date” has the meaning set forth in Section 7.2.1.
“Discharge Water Line” means a below grade water line to be located on the WM Property in the area to be designated on the Site Plan on Exhibit B-2, to be attached hereto pursuant to Section 2.7, and connecting to the Leachate Collection System as shown on the Site Plan.
“Diverted Flare Gas” means LFG rejected by Lessee at the Delivery Point pursuant to Section 4.4 of the LFG Sale Agreement.
“Effective Date” has the meaning set forth in the Preamble.
“Emergency Condition” means the occurrence or significant risk of imminent occurrence of an event adversely affecting the safety of any Person or endangering any property located on the WM Property, including the RNG Site, or any operation conducted thereon by Lessor.
“EPC Contractor” has the meaning set forth in Section 7.2.2.
“ERCs” has the meaning set forth in Section 7.5.
“Fair Market Value” has the meaning set forth in Section 13.1.1.
“Force Majeure” has the meaning set forth in Section 12.1.
“Good Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by a significant portion of the landfill and renewable natural gas industry operating in the United States and/or approved or recommended by Governmental Authorities as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of production and other equipment, facilities and improvements of landfill and renewable natural gas facilities, including any applicable practices, methods, acts, guidelines, standards and criteria of each Governmental Authorities and all Applicable Laws.
“Landfill Operations” has the meaning set forth in Section 2.1.6.
“Leachate” means the liquid that forms in the Landfill other than Condensate.

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“Leachate Collection System” shall mean the Leachate collection system operated on the WM Property by Lessor pursuant to applicable Permits.
“Lessee” has the meaning set forth in the Preamble.
“Lessee Flare” means the flare located on the RNG Site and owned, permitted, and operated by Lessee for the destruction of Recovered Landfill Gas.
“Lessee Persons” has the meaning set forth in Section 9.1.2.
“Lessee’s Property” has the meaning set forth in Section 9.3.
“Lessor” has the meaning set forth in the Preamble.
“Lessor Persons” has the meaning set forth in Section 9.1.1.
“LFG Sale Agreement” has the meaning set forth in the Recitals.
“Losses” has the meaning set forth in Section 9.1.1.
“Material Change in Law” means a change of any Applicable Law (including in the conditions of any Permit) after the Effective Date that renders the implementation of or the realization of the benefits to be derived from this Agreement illegal or impossible.
“Natural Gas Pipeline Easement” has the meaning set forth in Section 2.1.5.
“Operator” has the meaning set forth in Section 7.3.
“Option” has the meaning set forth in Section 13.1.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Party Affiliate” has the meaning set forth in Section 16.3.
“Permitted Flare” shall mean the flare located on the WM Property and owned and operated by Lessor.
“Products” means Environmental Attributes, RNG, and diesel, naphtha, wax and other hydrocarbon products produced (directly or indirectly) by Lessee (or its Affiliate) from the Recovered Landfill Gas.
“Purchaser’s Facility” has the meaning defined in the LFG Sale Agreement.
“Qualified Appraiser” has the meaning set forth in Section 13.1.2.
“Receiving Party” has the meaning set forth in Section 16.6.
“Recovered Landfill Gas” means Landfill Gas that has entered the Purchaser’s Facility at the Delivery Point and all byproducts thereof, including, but not limited to (i) Renewable Natural Gas and/or (ii) gas generated from the operation and maintenance of the Purchaser’s Facility that is collected by Lessee. For the avoidance of doubt, Recovered Landfill Gas shall not include LFG that Lessee rejects at the Delivery Point pursuant to Section 4.3 of the LFG Sale Agreement.

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“Requesting Party” has the meaning set forth in Section 16.6.
“RNG Operations” has the meaning set forth in Section 2.1.2.
“RNG Site” means that portion of the real property located on the WM Property that is shown and designated as the RNG Site on the Site Plan, to be more particularly described in Exhibit B-1 to be attached hereto pursuant to Section 2.7, but excluding any improvements or personal property located thereon.
“Site Plan” has the meaning set forth in Section 2.7.
“Staging Area” has the meaning set forth in Section 7.2.5.
“Tax Base Year” has the meaning set forth in Section 11.3.3.
“Term” has the meaning set forth in Section 5.1.
“WM Property” has the meaning set forth in the Recitals.
Construction of Certain Terms and Phrases.
(a)    All exhibits, annexes, and schedules attached to this Agreement are incorporated herein by this reference and made a part hereof for all purposes. References to sections, exhibits, annexes and schedules are, unless otherwise indicated, references to sections, exhibits, annexes and schedules to this Agreement. References to a section shall mean the referenced section and all sub-sections thereof;
(b)    As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, financial and accounting terms not defined in this Agreement or in any such certificate or other document, and financial and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, will have the respective meanings given to them under GAAP. To the extent that the definitions of financial and accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document will control;
(c)    The words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement unless otherwise specified. The terms “includes” or “including” will mean “including without limitation;”
(d)    The definitions contained in this Agreement are applicable to the singular, as well as the plural forms of such terms and to the masculine, as well as to the feminine and neuter genders of such terms;
(e)    Any capitalized term used but not defined in this Agreement shall have the meaning given to such term in the LFG Sale Agreement. Any term not defined in this Article I, elsewhere in this Agreement (including an amendment or exhibit), or in the LFG Sale Agreement that is used in this Agreement, shall have its plain meaning in common English usage provided that words and abbreviations having well-known meaning in the United States LFG production industry shall have those meanings;

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(f)    Any agreement or instrument defined or referred to herein or in any instrument or certificate delivered in connection herewith means (unless otherwise indicated herein) such agreement or instrument as from time to time amended, amended and restated, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein;
(g)    Reference to a Governmental Authority shall include an entity succeeding to its functions;
(h)    All documents required to be provided under this Agreement shall be in English;
(i)    references to any statute, code or statutory provision are to be construed as a reference to the same as it exists as of the Effective Date, and includes references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires;
(j)    all monetary amounts contained in this Agreement refer to the currency of the United States.
Article II
LEASE OF RNG SITE, ACCESS RIGHTS, AND OPERATIONAL LIMITATIONS
Section 1.1Lease of RNG Site, Liens, and Other Rights Granted to Lessee.
1.1.1Lessor hereby grants to Lessee, for the purpose of exercising its rights and obligations hereunder and under the LFG Sale Agreement, a non-exclusive right to install improvements, pipelines and equipment and have pedestrian and vehicular access in, under, upon, over and across the WM Property, including ingress and egress, in the locations to be designated on the Site Plan approved by Lessor pursuant to Section 2.7 in order that Lessee may install, operate, improve, maintain, and, at the end of the Term, remove, the Purchaser’s Facility on the RNG Site. The rights described herein shall be available to Lessee in accordance with Section 2.2; provided, that Lessee must adhere to all applicable Landfill access and security procedures (as provided to Lessee on or prior to Lessee entering the RNG Site) when entering the RNG Site and entering the WM Property or any easements or authorized encroachments or the same.
1.1.2Lessor hereby grants to Lessee such rights as may be necessary for Lessee, at its election, (i) to process Recovered Landfill Gas, including injection of RNG into the Utility pipeline, creation of Environmental Attributes, flaring of any Recovered Landfill Gas in the Lessee Flare, and to produce Products, and (ii) subject to the provisions of Article VII, to locate, install, construct, maintain, expand, operate, cease to operate and remove one or more components of the Purchaser’s Facility on the RNG Site so that Recovered Landfill Gas can be used for purposes described above (the “RNG Operations”).
1.1.3Lessor hereby leases the RNG Site to Lessee for the purpose of constructing, owning, operating, and maintaining the Purchaser’s Facility and Lessee exercising its rights and obligations hereunder and under the LFG Sale Agreement, and for all uses incident thereto, subject to all liens, claims or any encumbrances of record existing as of the Effective Date and as added after the Effective Date pursuant to this Section 2.1, to the extent that the same are valid and enforceable against the RNG Site. Lessee shall have the exclusive right to and possession of the RNG Site during the Term, subject to the terms and conditions of this Agreement and Lessee shall have the right to and of quiet enjoyment of the RNG Site during the Term.

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1.1.4Lessor and Lessee acknowledge and agree that Lessee shall deliver Diverted Flare Gas to the Permitted Flare in accordance with the Site Plan approved by Lessor pursuant to Section 2.7.
1.1.5Lessee shall have the right, in accordance with Section 7.2, to construct electrical and natural gas distribution and transmission lines, poles, and other facilities, in, on, over, across or under the WM Property, in the locations to be designated on the Site Plan approved by Lessor pursuant to Section 2.7, required to deliver electrical power, Landfill Gas, and/or natural gas to Purchaser’s Facility, including a natural gas distribution pipeline in the area to be designated on the Site Plan approved by Lessor pursuant to Section 2.7 and to be more particularly described in Exhibit B-3 to be attached hereto pursuant to Section 2.7 (the “Natural Gas Pipeline Easement”). Lessor and Lessee acknowledge and agree that the exact final location of the Natural Gas Pipeline Easement, as approximately shown on the Site Plan and as legally described on Exhibit B-3, is subject to Lessor’s final consent and approval, not to be unreasonably withheld, in order to ensure that the Natural Gas Pipeline Easement is not located within areas which contain Lessor’s equipment or facilities, including probes and monitoring wells.
1.1.6Lessee’s design and construction of any such above ground or below ground electrical or water lines, or gas, distribution and transmission lines, poles, and other facilities shall be subject to the provisions set forth in Section 7.1 below. Lessor and Lessee acknowledge and agree that Lessor may relocate, at Lessor’s sole cost including compensating Lessee for Lessee’s actual documented costs and expenses incurred in connection with the same (e.g., repairing damage to Lessee’s Property), but specifically excluding any damages waived under Section 15.2 below, any lines, pole, facility or easement granted herein if deemed necessary or desirable for Lessor’s and/or its Affiliates management and operation of the WM Property (but excluding the RNG Site), including as a solid waste disposal facility (“Landfill Operations”). Lessor and Lessee shall use good faith efforts to minimize business interruptions to the extent commercially feasible. No later than ten (10) Business Days prior to any such relocation of utility related infrastructure, Lessor shall use commercially reasonable efforts to provide written notice to Lessee outlining relevant details of the planned relocation, including the period of time that RNG Operations are reasonably expected to be affected and the steps that Lessor shall take to ensure minimal impact to RNG Operations. The rights and obligations of Lessor and Lessee in respect of the easements granted hereby, including the Natural Gas Pipeline Easement, and the Discharge Water Line, shall be further detailed in a separate easement agreement substantially in the form of Exhibit F, which easement agreement shall be filed and recorded at Lessee’s expense in the appropriate filing office.
1.1.7Notwithstanding anything to the contrary provided for herein, all of Lessee’s rights granted under this Section 2.1 are subject to the conditions and restrictions of this Agreement and the LFG Sale Agreement, subject to all conditions, restrictions, easements, covenants and encumbrances of record as of the Effective Date and as added after the Effective Date pursuant to this Section 2.1.7, and further, shall terminate upon the expiration of the Term. Lessor and Lessee agree that any separate easement agreement(s) agreed to by Lessor and Lessee in order to evidence the Lessee’s rights granted under this Section 2.1 or otherwise in this Agreement, and filed and recorded in the real estate records for the county in which the WM Property is located will expressly provide that the rights granted therein are subject to the conditions and restrictions of this Agreement and terminate upon the expiration of the Term. Lessor and Lessee agree further that promptly upon the expiration of the Term, Lessor and Lessee shall mutually execute and deliver a termination and release of all such easement agreements, in a form suitable for recording in the real estate records for the county in which the WM Property is located, stating that such easements are terminated and released as to the WM Property.

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1.1.8In no event shall any supervision or right to supervise by Lessor nor any approvals or consents given by Lessor pursuant to this Agreement constitute any warranty by Lessor to Lessee of the adequacy of the design, workmanship or quality of such work or materials for Lessee’s intended use or of compliance with the requirements of this Agreement or impose any liability upon Lessor in connection with the performance of such work.
Section 1.2Access to RNG Site. Lessee and its employees, representatives, agents, invitees, and independent contractors shall have, and Lessor hereby grants to Lessee and its employees, representatives, agents, invitees, and independent contractors, access to the RNG Site on a twenty-four (24) hour per day, seven (7) day per week basis; provided that such access is solely in connection with the RNG Operations. In connection with the access granted hereby and subject to the other terms and conditions hereof, Lessee shall have the right to use access and facility roads on the WM Property in the locations described on the Site Plan, subject to relocation from time to time as deemed necessary or desirable by Lessor.
Section 1.3Utility Easements. Lessor hereby grants to Lessee, for the purpose of the RNG Operations and exercising its rights and obligations hereunder and under the LFG Sale Agreement, an easement for the underground or above ground installation of certain improvements, pipelines, and utility access. Lessee shall have the right, in accordance with Section 7.2, to construct electrical and natural gas distribution and transmission lines, poles, and other facilities, in, on, over, across or under the WM Property, in the locations described on the Site Plan, required to deliver electrical power and/or natural gas to any Purchaser’s Facility, including a natural gas distribution pipeline in the Natural Gas Pipeline Easement.
1.1.1Lessor and Lessee acknowledge and agree that the exact final location of the Natural Gas Pipeline Easement, as approximately shown on the Site Plan and as legally described on Exhibit B-3, is subject to Lessor’s final consent and approval, not to be unreasonably withheld, in order to ensure that the Natural Gas Pipeline Easement is not located within areas which contain Lessor’s equipment or facilities, including probes and monitoring wells.
1.1.2Lessee’s design and construction of any such above ground or below ground electrical or water lines, or gas, distribution and transmission lines, poles, and other facilities shall be subject to the provisions set forth in Section 7.1 below. Lessor and Lessee acknowledge and agree that Lessor may relocate, at Lessor’s sole cost including compensating Lessee for Lessee’s actual documented costs and expenses incurred in connection with the same (e.g., repairing damage to Lessee’s property), but specifically excluding any damages waived under Section 15.2 below, any lines, pole, facility or easement granted herein if deemed necessary or desirable for Lessor’s and/or its Affiliate’s Landfill Operations. Lessor and Lessee shall use good faith efforts to minimize business interruptions to the extent commercially feasible. No later than ten Business Days prior to any such relocation of utility related infrastructure, Lessor shall provide written notice to Lessee outlining relevant details of the planned relocation, including the period of time that RNG Operations are reasonably expected to be affected and the steps that Lessor shall take to ensure minimal impact to RNG Operations. The rights and obligations of Lessor and Lessee in respect of the easements granted hereby, including the Natural Gas Pipeline Easement, and the Discharge Water Line, shall be further detailed in a separate easement agreement in the form of Exhibit F, which easement agreement shall be filed and recorded at Lessee’s expense in the appropriate filing office.
Section 1.4Public Filings and Records. Lessor and Lessee agree that any separate easement agreement(s) agreed to by Lessor and Lessee in order to evidence the Lessee’s rights granted under Article II or otherwise in this Agreement, and filed and recorded in the real estate records for the county in which the WM Property is located will expressly provide that the rights granted therein are subject to the conditions and restrictions of this Agreement and terminate

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upon the expiration of the Term. Lessor and Lessee agree further that promptly upon the expiration of the Term, Lessor and Lessee shall mutually execute and deliver a termination and release of all such easement agreements, in a form suitable for recording in the real estate records for the county in which the WM Property is located, stating that such easements are terminated and released as to the WM Property.
Section 1.5Non-Interference. Lessee shall cooperate with Lessor in coordinating its activities on the RNG Site and WM Property in order not to interfere with Landfill Operations. If Lessee has reason to believe that its activities on the RNG Site or WM Property could adversely impact Landfill Operations, or upon Lessor’s written request with respect to a particular Lessee activity on the RNG Site or WM Property, Lessee shall schedule with Lessor such activities so as to minimize any interference with Landfill Operations and shall indemnify Lessor from and against any Losses arising from the failure to prevent or avoid interference with the same. Lessor shall reasonably cooperate with Lessee’s efforts to schedule Lessee’s activities pursuant to this Section 2.6.
Section 1.6Lessor Operations and Landfill Precedence.
1.1.1Lessee’s performance of its obligations pursuant to this Agreement shall at all times be subordinate to Lessor’s and its Affiliates’ operation, use, and/or expansion of the Landfill; provided that Lessor shall reasonably cooperate with Lessee to allow Lessee to conduct the uses permitted by this Agreement. At all times during the Term, Lessor and its Affiliates shall have the right to conduct Landfill Operations as Lessor deems necessary or desirable in Lessor’s sole judgment, including, without limitation, to (i) comply with Applicable Laws, Permits, internal policies, and general operating guidelines and procedures of Lessor and its Affiliates, (ii) respond or prevent safety, environmental or operational issues or (iii) follow internal strategic plans or industry best practices, among others; provided, however, that except in the case of an Emergency Condition, Lessor shall give Lessee reasonable prior notice based on the circumstances of any such actions to be taken. Lessee’s operation of the Purchaser’s Facility shall not adversely affect Lessor’s and its Affiliates’ operations at the Landfill.
1.1.2Nothing in this Agreement shall limit Lessor’s and its Affiliates’ ability to make business and operational decisions regarding Landfill Operations that may affect Landfill Gas production or methane content or contaminants in the Landfill Gas, including without limitation decisions concerning the type of waste received at the Landfill, the amount of waste received, the diversion of waste to other landfills or waste conversion applications, the waste filling and covering sequence, measures taken for the control of surface emissions and odors or for the control of migration of Landfill Gas from the Landfill, the amount of liquids in the waste, the recirculation of Leachate and/or Condensate, or use of Landfill Gas not purchased pursuant to the LFG Sale Agreement. Lessor shall have the right at all times to use or consume a quantity of Landfill Gas if Lessor determines in its sole judgment that such use or consumption is necessary for compliance with Applicable Laws or Permits, without liability to Lessee even if such use or consumption of Landfill Gas reduces the quantity or quality of Landfill Gas delivered to Lessee pursuant to this Agreement.
Section 1.7Site Plan and Survey. Prior to the Development Date, Lessee shall deliver a project site plan identifying Lessee’s proposed locations for Purchaser’s Facility, all related easements, and the Staging Area (the “Site Plan”) to Lessor for Lessor’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed, in order to ensure that (a) Purchaser’s Facility, all related easements (including the Natural Gas Pipeline Easement), and the Staging Area are not located within areas that (i) interfere with Lessor’s and/or its Affiliate’s management and operation of the WM Property, including the Landfill, (ii) are reasonably expected to disturb neighboring landowners or the public, (iii) violate Applicable Laws or Permits, or (iv) create unreasonable risks to the environment, and (b) the Natural Gas Pipeline

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Easement is not located within areas which contain, or are reasonably anticipated to contain (as determined by Lessor), Lessor’s equipment or facilities, including probes and monitoring wells. Following Lessor’s approval of the Site Plan and prior to the Development Date, Lessee shall cause (i) a boundary survey of the RNG Site and a survey of Purchaser’s Facility, all related easements (including the Natural Gas Pipeline Easement), and the Staging Area, to be completed by a surveyor licensed in the State of California and (ii) such surveyor to prepare a legal description of the RNG Site, Purchaser’s Facility, all related easements, and the Staging Area. Upon Lessor’s approval, which shall not be unreasonably withheld, conditioned, or delayed, of such surveys and legal descriptions, the legal description of the RNG Site shall be deemed attached to this Agreement as Exhibit B-1, the legal description of the Discharge Water Line shall be deemed attached to this Agreement as Exhibit B-2, the legal description of the Natural Gas Pipeline Easement shall be deemed attached to this Agreement as Exhibit B-3, and the legal descriptions of the Discharge Water Line, area(s) to be occupied by any facilities described in Section 2.1.5 and to be located outside the RNG Site (but excluding the natural gas distribution pipeline to be constructed within the Natural Gas Pipeline Easement), and the Natural Gas Pipeline Easement shall be reflected in the separate easement agreement to be recorded pursuant to Section 2.1.6.
Article III
REPRESENTATIONS AND WARRANTIES
Section 1.1Lessee Representations and Warranties. Lessee represents and warrants to Lessor that the following statements are true and correct as of the Effective Date:
1.1.1Lessee is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its business as currently conducted in the State of California, with full legal right, power and authority to enter into and to perform its obligations hereunder.
1.1.2Lessee has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement constitutes the legal, valid and binding agreement of Lessee, enforceable against Lessee in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
1.1.3Neither the execution, delivery and performance of this Agreement nor the consummation by Lessee of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the organizational documents of Lessee, or (ii) conflict with, result in any violation or breach of, constitute a default under, require any notice or consent under, result in the creation of any lien on Lessee’s assets, or create any right of termination, under the conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Lessee is a party.
1.1.4No approval, authorization, order, consent, declaration, registration or filing with any Governmental Authority is required for the valid execution and delivery of this Agreement by Lessee, except such as have been duly obtained or made.
1.1.5Lessee has all the rights required to enter into this Agreement and perform its obligations hereunder without the consent of any third party that has not been obtained and is in effect as of the date hereof.

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1.1.6There are no pending or to Lessee’s knowledge, threatened claims, disputes, governmental investigations, suits, actions, arbitrations, legal, administrative or other proceedings, domestic or foreign, criminal or civil, at law or in equity, against Lessee that challenge the enforceability of this Agreement or the ability of Lessee to consummate the transactions hereby.
1.1.7All activities and operations of Lessee in connection with the WM Property will be compliance in all material respects with the requirements of all applicable Environmental Laws. Lessee has or shall obtain all licenses and Permits under Environmental Laws necessary for its operations in connection with the RNG Site; all such licenses and Permits are in good standing; and Lessee is and shall remain in compliance in all material respects with all terms and conditions of such licenses and Permits. Lessee is not involved in any suit, action or proceeding with, and has not received any notice, complaint or other request for information from, any Governmental Authority or other Person, with respect to any actual or alleged environmental claims that, if adversely determined, would be reasonably likely, individually or in the aggregate, to have a material adverse effect on Lessee or Lessor or on the ability of Lessee to construct or operate the Purchaser’s Facility, and, to the knowledge of Lessee, there are no threatened actions, suits, proceedings or investigations with respect to any such environmental claims, nor any basis therefor.
1.1.8Lessee has all rights, licenses, ownership or legal authorization to use all intellectual property, process(es), system(s), technology, and/or equipment located on or used at the Purchaser’s Facility. Lessee will defend, indemnify, and hold Lessor harmless against any and all actions, suits, claims, proceedings, costs (including attorneys’ fees), liabilities, penalties and expenses arising from or relating to, in whole or in part, any allegation that the intellectual property, process, system, technology, and or/equipment located on or used in the Purchaser’s Facility or the activities undertaken at the Purchaser’s Facility, infringe upon any rights or property of any third party, including any trademarks, patents, copyrights or trade secrets of any third party.
Section 1.2Lessor Representations and Warranties. Lessor represents and warrants to Lessee that the following statements are true and correct as of the Effective Date:
1.1.1Lessor is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease, and operate its business as currently conducted.
1.1.2Lessor has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding agreement of Lessor, enforceable against Lessor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
1.1.3Neither the execution, delivery and performance of this Agreement nor the consummation by Lessor of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the organizational documents of Lessor, (ii) conflict with, result in any violation or breach of, constitute a default under, require any notice or consent under, result in the creation of any lien on Lessor’s assets, or create any right of termination under the conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Lessor is a party.

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1.1.4No approval, authorization, order, consent, declaration, registration or filing with any Governmental Authority is required for the valid execution and delivery of this Agreement by Lessor, except such as have been duly obtained or made.
1.1.5Lessor has all the rights required to enter into this Agreement and perform its obligations hereunder without the consent of any third party that has not been obtained and is in effect as of the date hereof.
1.1.6There are no pending or, to Lessor’s knowledge, threatened claims, disputes, governmental investigations, suits, actions, arbitrations, legal, administrative or other proceedings, domestic or foreign, criminal or civil, at law or in equity, against Lessor that challenge the enforceability of this Agreement or the ability of Lessor to consummate the transactions contemplated hereby.
1.1.7All activities and operations of Lessor in connection with the Landfill and the WM Property are in compliance in all material respects with the requirements of all applicable Environmental Laws.
1.1.8Lessor has or shall obtain all licenses and Permits under Environmental Laws necessary for its operations in connection with the Landfill; all such licenses and Permits are in good standing; and Lessor is and shall remain in compliance in all material respects with all terms and conditions of such licenses and Permits.
1.1.9Lessor is not involved in any suit, action or proceeding with, and has not received any notice, complaint or other request for information from, any Governmental Authority or other Person, with respect to any actual or alleged environmental claims that, if adversely determined, would be reasonably likely, individually or in the aggregate, to have a material adverse effect on Lessee or on Lessor’s ability to perform under this Agreement or the LFG Sale Agreement, and, to the knowledge of Lessor, there are no threatened actions, suits, proceedings or investigations with respect to any such environmental claims, nor any basis therefor.
LESSOR MAKES NO OTHER REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED AS TO THE CONDITION OF THE WM PROPERTY, INCLUDING BUT NOT LIMITED TO THE RNG SITE, OR THE PRESENCE, QUALITY OR QUANTITY OF LANDFILL GAS, AND LESSEE ACCEPTS THE RNG SITE, AND ALL OF ITS RIGHTS UNDER THIS AGREEMENT, ON AN AS-IS, WHERE-IS BASIS AND WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY AS TO THE COMPOSITION OF THE LANDFILL GAS.
Article IV
RNG SITE
Section 1.1Property Description. The RNG Site consists of a portion of the WM Property, as is to be more particularly described in Exhibit B-l to be attached hereto pursuant to Section 2.7.
Section 1.2No Encumbrance by Lessee. Lessee acknowledges and agrees that the primary use of the WM Property is for the operation of the Landfill. Lessee agrees that its leasehold interest hereunder is only for the uses expressly stated herein and for no other use. Lessee shall not encumber the title of Lessor in and to the WM Property (other than the Purchaser’s Facility and Lessee’s interests under this Agreement), nor shall any interest or estate of Lessor in the WM Property be in any way subject to any claim by way of lien or

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encumbrance, whether by operation of law or by virtue of any express or implied contract by Lessee, and any claim or lien upon the WM Property arising from any act or omission of Lessee shall accrue only against Lessee.
Section 1.3Successor Lessor. Lessor may sell, convey or transfer the WM Property (or any portion thereof) to any Person, or lease or grant easements or rights of way to any portion of the WM Property (except for the RNG Site), or assign its interest in this Agreement, without the consent of Lessee, but subject to the leasehold interest herein granted with respect to the RNG Site and other rights granted to Lessee as to the WM Property and the RNG Site by this Agreement. In the event of any such transfer, Lessor shall give Lessee prompt notice thereof.
Section 1.4Emergency. Operator (or Lessee) shall provide a written plan for addressing any Emergency Condition at the RNG Site, which plan shall provide for commercially reasonable procedures, consistent with Applicable Laws and Permits and Good Industry Practices, for addressing any Emergency Condition in the event that employees or representatives of Lessee are not present at the RNG Site or if Lessee is otherwise unable to timely cure the Emergency Condition, including by providing Lessor, or agents or representatives authorized by Lessor, with the right to enter the RNG Site, at its own risk, in order to implement actions to immediately mitigate the extent of any Emergency Condition and to prevent or mitigate any danger to the safety of individuals or the WM Property (other than the RNG Site) or Lessor’s operations thereon. If Lessee becomes aware of any Emergency Condition on the WM Property (excluding the RNG Site), Lessee shall notify the appointed Lessor representative, [***] at [***], of such Emergency Condition. If Lessee cannot reach the appointed Lessor representative, then Lessee shall attempt to contact via phone, email, and/or text messaging the following Lessor personnel in the following order: Director of Disposal Operations, the Environmental Protection Manager, and the Landfill Engineer. Lessor’s representative shall provide the contact information for those individuals to Lessee.
Article V
TERM
Section 1.1Term. The term of this Agreement shall commence on the Effective Date and shall continue in effect until the expiration or termination of the LFG Sale Agreement, unless terminated earlier pursuant to the terms of this Agreement (the “Term”). Notwithstanding the above, in the event this Agreement is terminated for a Lessee Event of Default pursuant to Section 15.1 as a result of Lessee or an Affiliate of Lessee defaulting under, or causing the termination of, the LFG Sale Agreement, such Event of Default shall be deemed to have occurred prior to termination of this Agreement, and such termination shall not prejudice Lessor’s rights to recover damages or seek other remedies at law or in equity, as provided herein.
Article VI
PAYMENTS
Section 1.1Payment.
(a)In consideration of the rights granted to Lessee pursuant to this Agreement, Lessee agrees to pay to Lessor a one-time payment of $[***] of rent promptly following the Effective Date.
(b)Lessee shall reimburse Lessor for all commercially reasonable actual third-party expenses incurred by Lessor due to the existence of the Purchaser’s Facility or the operations of the Lessee on the RNG Site, which expenses Lessor would not otherwise have incurred but for the existence of the Purchaser’s Facility or the operations of Lessee at the RNG Site. To the extent that any such expense is a joint expense relating to the operation of both the

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Landfill and the Purchaser’s Facility, Lessee shall only be responsible for the incremental cost incurred by Lessor.
Section 1.2Payment Default. Any payments not timely made by Lessee under this Agreement shall accrue late interest at the lesser of (a) two and one-half percent (2.5%) per month, and (b) the highest rate permitted by law. From the date due until such amounts are paid.
Section 1.3Payment Terms. All invoices for expenses detailed in Section 6.1 above shall be paid by Lessee within twenty (20) days of receipt of an invoice therefor.
Article VII
CONSTRUCTION AND OPERATION OF PURCHASER’S FACILITY
Section 1.1Construction of Purchaser’s Facility.
1.1.1In addition to the insurance policies and coverages to be maintained by Lessee as set forth in Exhibit E, Lessee shall purchase or provide and maintain builder’s risk insurance or other similar coverage appropriate to such construction or installation activities and cause Lessor to be named as an additional insured.
1.1.2To the extent permitted under Permits and Applicable Laws, soil or other material unearthed by Lessee during site preparation work or construction of the Purchaser’s Facility may be returned to the Lessor, and Lessor shall accept, receive and manage the same, at no cost to Lessee. Construction debris, trash, or other material generated by Lessee, or its contractors and their employees, agents and representatives, shall be properly managed and disposed of by Lessee, at Lessee’s cost.
1.1.3The Purchaser’s Facility and related equipment at the RNG Site shall remain the personal property of Lessee or its designee, notwithstanding the method or mode of installation or attachment thereof to real property, severable from the land and the WM Property (other than as provided in the applicable provisions of Article XIII), and Lessor acknowledges that, except for purchase money security interests or other lien rights that may arise following the Effective Date, it has no ownership interest of any kind in the Purchaser’s Facility. Ownership and disposition of the Purchaser’s Facility at the expiration of the Term or the earlier termination of this Agreement are subject to the provisions set forth in Article XIII.
1.1.4Lessee shall comply with all Applicable Laws relating to the construction, installation, alteration, maintenance, repair, restoration and replacement of the Purchaser’s Facility and shall obtain, at no cost to Lessor, appropriate Permits for such activities. Lessor shall cooperate with and assist Lessee in obtaining any Permit; provided that Lessee shall reimburse Lessor for any reasonable out-of-pocket costs incurred by Lessor in connection with such assistance.
1.1.5Lessee shall not permit the WM Property to become subject to any mechanics’, laborers’ or materialmen’s liens on account of labor or materials furnished to Lessee or claimed to have been furnished to Lessee in connection with work of any character performed or claimed to have been performed on the WM Property by or at the direction of Lessee. If any such liens are filed against the WM Property, then Lessee shall cause the same to be promptly discharged of record or post a bond in respect of such lien. If Lessee shall fail to so discharge or bond around any such lien within fifteen (15) days of the receipt of written notice of filing thereof, then Lessor may do so, and all amounts paid by Lessor, including, all costs, expenses and attorneys’ fees, shall be payable by Lessee to Lessor upon Lessor’s written notice to Lessee accompanied by reasonable supporting documentation of such costs and expenses.

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1.1.6Notwithstanding anything to the contrary in this Agreement, in connection with the construction and operation of the Purchaser’s Facility during the Term: (i) Lessee shall not take any action, including any investigation, digging, surveying, testing, disturbance, assessment, or commence or continue the construction or installation of any portion of its Purchaser’s Facility on the RNG Site, perform any site preparation work or other manipulation of the RNG Site or the WM Property, or fail to take any action, that could reasonably be expected to materially exacerbate, or materially increase the costs relating to, any environmental condition known to, or discovered by, Lessee at, on, under or above the RNG Site or the WM Property; (ii) Lessee shall not initiate or respond to any written or oral communication (including any request or demand for information) with or from any Governmental Authority or other Person regarding any environmental condition at, on, under or above the RNG Site or the WM Property without consulting with and receiving the prior written approval of Lessor, except as otherwise required by Applicable Law; (iii) Lessee shall invite Lessor, or request that Lessor be invited, to all meetings (whether in person or by teleconference), inspections and site visits by any Governmental Authority regarding any environmental condition at, on, under or above the RNG Site or the WM Property; (iv) Lessee shall not take any action that would constitute a nuisance or commit waste or damage to the WM Property; (v) except on the RNG Site (as allowed by Applicable Law), Lessee shall not permit the storage of materials and/or accumulation of any material or substance on the WM Property; (vi) Lessee shall not leave the RNG Site unsecure; (vii) Lessee shall not take any photographs or record any video of (A) the Landfill (excluding the RNG Site), (B) of any content at the Landfill or the RNG Site that contains or displays Lessor’s trade name, trademarks, or other similar identifiable markings, or (C) of Lessor’s adjacent property, personnel, operations, equipment or improvements, except as necessary to document the process of construction, improvements, and removal of Purchaser’s Facility for internal purposes; provided that Lessee shall not publish or distribute any photographs or videos permitted by this subsection (vii) to third parties for marketing purposes or otherwise without Lessor’s prior review and comment; Lessee shall reasonably consider and address such comments in advance of any intended publication or distribution; and (viii) Lessee shall not conduct any excavating, drilling, invasive testing, including geotechnical, soil, air or groundwater sampling, or any earthmoving or groundwork, without Lessor’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.
Section 1.2Approval of Construction; EPC Contractor.
1.1.1Lessee shall not begin any construction or installation of Purchaser’s Facility on the RNG Site or on WM Property (including any site preparation work and pipelines), until Exhibit B is fully populated pursuant to Article II (or otherwise permitted in writing by Lessor) (the “Development Date”).
1.1.2Before constructing or installing the Purchaser’s Facility on the RNG Site or on WM Property (including any site preparation work and pipelines), Lessee shall obtain the prior written approval of Lessor of the work to be performed and the contractor to perform such work (the “EPC Contractor”), which approval shall not be unreasonably withheld, delayed or conditioned. At least forty-five (45) days prior to planned construction, with its request for Lessor’s approval, Lessee shall submit all permits and approvals required under Applicable Laws or Permits for the construction and operation of the Purchaser’s Facility, detailed plans and specifications for all work to be performed on the RNG Site or WM Property and certificates of insurance as required herein. Any modifications to the plans, specifications, or characteristics, whether occurring during the initial construction of the Purchaser’s Facility or during the Term of this Lease, shall require Lessor’s approval as set forth herein, which approval shall not be unreasonably withheld, delayed or conditioned.
1.1.3In no event shall any supervision or right to supervise by Lessor nor any approvals or consents given by Lessor pursuant to this Agreement constitute any warranty by

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Lessor to Lessee of the adequacy of the design, workmanship or quality of such work or materials for Lessee’s intended use or of compliance with the requirements of this Agreement or impose any liability upon Lessor in connection with the performance of such work.
1.1.4Upon Lessor’s approval, Lessee shall engage a qualified EPC Contractor (who may be an Affiliate of Lessor) and subcontractors (each approved by Lessor, which approval shall not be unreasonably withheld, delayed or conditioned) to construct and install such Purchaser’s Facility in accordance with the approved plans and all Applicable Laws and Permits.
1.1.5Lessee and Lessor agree that Lessee shall be permitted to use, as a staging area, the portion of the WM Property in the location described on the Site Plan approved by Lessor pursuant to Section 2.7 (“Staging Area”). Beginning on the Effective Date, and continuing through the date that is six (6) months after the Delivery and Purchase Commencement Date, Lessee may use the Staging Area for storage and staging of all materials and equipment used by Lessee for construction or installation of any Purchaser’s Facility. All applicable erosion and sedimentation controls will be approved by Lessor and properly constructed by Lessee prior to using the Staging Area. Proper erosion and sedimentation controls may include silt fence, ditches, sedimentation traps or ponds, stabilization and revegetation of disturbed areas. Lessee agrees to repair, replace or reestablish any current site erosion and sedimentation controls that are adversely impacted by the staging, construction or installation of such Purchaser’s Facility.
Section 1.3Approval of Site Operation.
At least sixty (60) days prior to planned Delivery and Purchase Commencement Date, Lessee shall, if other than Lessee or an Affiliate of Lessee, submit for Lessor’s approval the qualifications and scope of the intended operations and maintenance provider (the “Operator”), which approval shall not be unreasonably withheld, delayed or conditioned. The initial selection, replacement and scope (and any modification to the same) of the Operator shall be subject to Lessor’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. The Operator shall perform its scope in accordance with the approved plans, all Applicable Laws and Permits, and the requirements of this Agreement and the LFG Sale Agreement.
Section 1.4Treatment of Recovered Landfill Gas. Lessor and Lessee acknowledge and agree that, subject to Lessee’s right to reject LFG in accordance with Section 4.3 (Excused Interruption of LFG Acceptance Obligation) of the LFG Sale Agreement, Lessee must either process all Recovered Landfill Gas pursuant and subject to the terms and conditions of the LFG Sale Agreement, into RNG or Products, or destroy such Recovered Landfill Gas in the Lessee Flare in accordance with all Applicable Laws, Permits, Good Industry Practices and this Agreement. Lessee shall not deliver to Lessor any Recovered Landfill Gas.
Section 1.5Regulatory Reporting and Compliance. Lessee and Lessor shall each comply with their respective operational, reporting and compliance obligations as set forth in Exhibit D attached hereto. Lessee acknowledges that it cannot claim Emission Reduction Credits (“ERCs”) from the BAAQMD for any reduction in Lessor’s emissions relating to operation of Lessee’s facility, and Lessee shall not take any actions that jeopardize Lessor’s ability to claim such incentives, credits and/or offsets (or cause Lessor to have to provide any additional ERCs to the BAAQMD). Lessee shall be solely responsible for the air emissions generated by Purchaser’s Facility and shall indemnify Lessor from and against any losses, costs and expenses incurred by Lessor as a result of emissions reduction credits claimed, banked or become due and payable by Lessor that are triggered for forfeiture or payback to the BAAQMD as a result of Purchaser’s Facility.

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Section 1.6Lessee Operations.
1.1.1Except to the extent covered by the Designated WM Permits, Lessee shall obtain, at no cost to Lessor, all Permits required under Applicable Laws relating to the construction, maintenance, operation, repair, restoration of the RNG Site, alteration, decommissioning, removal, and/or replacement of the Purchaser’s Facility, including Permits required for the Lessee Flare, wastewater discharge and detention or discharge of stormwater.
1.1.2Lessee shall operate, maintain, repair, and replace the equipment, systems and facilities located at the RNG Site, at no cost to Lessor, in compliance with all Applicable Laws, Permits, the Air Permit, Good Industry Practices, and the provisions of Section 7.3. Lessee shall not be required to obtain the prior written approval of Lessor for routine operation, maintenance or repair of the Purchaser’s Facility, and any replacement, or other repair or modification of the Purchaser’s Facility that does materially alter the RNG Site, the Purchaser’s Facility, or the operation thereof, or requires any amendment or modification of any Permit(s). Any replacement, repair or modification that that interferes with Landfill Operations, is subject to the provisions of Section 2.7 and Section 7.1 hereof. All access for repairs, maintenance and replacements to parts of the Collection System located outside of the RNG Site, shall be coordinated with and be approved by Lessor as to not interfere with Lessor’s operations on the WM Property.
1.1.3Lessee shall perform its duties and obligations required of it to comply with the requirements set forth in Exhibit D.
1.1.4Lessee shall not sell or transfer any Recovered Landfill Gas to third party purchasers.
1.1.5With respect to any Recovered Landfill Gas, Lessee has legal responsibility for the control, management and containment of such Recovered Landfill Gas after the Delivery Point, including the legal responsibility with respect to the control, management and containment of such Recovered Landfill Gas after the Delivery Point arising under all applicable Environmental Laws, including any monitoring or remediation obligations relating to such Recovered Landfill Gas, and any subsurface migration or surface emission resulting therefrom. Lessor shall have legal responsibility for the control, management and containment of (i) LFG prior to the Delivery Point and (ii) Diverted Flare Gas, in each case, including any leaks from the Collection System or surface emission, including the legal responsibility with respect to the control, management and containment of such LFG or Diverted Flare Gas arising under all applicable Environmental Laws, including any monitoring or remediation obligations related to such LFG or Diverted Flare Gas at such times, and any subsurface migration or surface emission resulting therefrom. Lessor shall perform the duties and obligations required of it to comply with the requirements set forth herein.
Section 1.7Designated WM Permits. The Parties acknowledge and agree that (i) the Designated WM Permits are issued to and held by Lessor primarily for the benefit of the Landfill and Lessor, (ii) the Designated WM Permits are essential to the lawful operation of the Landfill (and related facilities) by Lessor, and (iii) to the extent permissible under Applicable Law, the Lessor is allowing Lessee to utilize and benefit from the Designated WM Permits to lawfully operate the Purchaser’s Facility pursuant to the terms and conditions of this Agreement and in accordance with the LFG Sale Agreement.
1.1.1Lessor shall not allow Lessee to utilize or benefit from the Air Permit for the operation of Purchaser’s Facility.

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1.1.2Lessor agrees to (i) give Lessee as much notice as reasonably possible of modifications, amendments, or changes to the Designated WM Permits that could reasonably be expected to impact or affect the Purchaser’s Facility, and (ii) cooperate in a commercially reasonable manner with Lessee to help ensure the Purchaser’s Facility can continue to lawfully operate and to minimize any negative effect on the operation of Purchaser’s Facility.
1.1.3If Lessee needs to amend or modify any of the Designated WM Permits to continue its operation of the Purchaser’s Facility, and such amendment or modification would not adversely impact Lessor’s use of such Designated WM Permit, then upon request of Lessee (or Operator), Lessor will use commercially reasonable efforts to help obtain any such amendment or modification to the Designated WM Permit with all costs related to obtaining such amendment or modification (including, without limitation, Lessor’s reasonable legal fees and expenses) to be borne by Lessee; provided however, notwithstanding anything to the contrary in this Agreement or in the LFG Sale Agreement, Lessor shall not be required to amend the Air Permit or modify any of the other Designated WM Permits in a way that could reasonably be expected to cause Lessor to lose any Permit entitlements, including Lessor’s current and future potential to emit.
Article VIII
MATERIAL CHANGE IN LAW
Section 1.1Change in Law. In the event of a Material Change in Law, the Parties shall, to the extent necessary and possible, cooperate in good faith to reform this Agreement to ensure compliance and conformity with such Material Change in Law and to restore or retain the Parties’ original respective intended benefits and burdens under this Agreement.
Article IX
INDEMNIFICATION
Section 1.1Indemnification.
1.1.1Lessee Indemnity. Lessee shall indemnify, hold harmless and, subject to Section 9.2, defend Lessor and its Affiliates and their respective stockholders, partners, members, managers, directors, officers, employees, agents, invitees and independent contractors, and their respective successors and assigns (“Lessor Persons”), from and against any and all costs, claims, liabilities, penalties, fines, damages, expenses, causes of action, suits, or judgments, including, reasonable attorneys’ fees and all court costs and experts’ fees (collectively, “Losses”), actually incurred or paid by a Lessor Person (including in connection with the claims of third parties for injury to persons or damage to property or any proceeding by a Governmental Authority) to the extent caused by or arising from:
(a)any breach by Lessee of the representations and warranties set forth herein or in the performance of the duties and obligations of Lessee (or its Affiliate, representative or agent) under this Agreement or the LFG Sale Agreement;
(b)Lessee’s use, occupancy, conduct, operation, alteration, maintenance, repair, replacement, or management of Purchaser’s Facility or the Landfill in violation of Applicable Laws;
(c)any willful misconduct or negligent or grossly negligent act or omission of Lessee or its Affiliate, representative or agent;
(d)any Hazardous Substance contamination or other environmental condition, including clean-up actions or remediation work resulting therefrom, at the Landfill,

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whether now known or hereafter discovered, caused by Lessee or its Affiliate, representative or agent; or
(e)any and all claims, directly or indirectly arising out of or related to, Lessee’s purchase or processing of the LFG delivered to Lessee (or its Affiliate) after the Delivery Point under the LFG Sale Agreement, and any and all claims arising in connection with damage to property, including without limitation damage to Purchaser’s Facility or the Landfill, or injury of or death to persons resulting from the presence of any component within such RNG, or otherwise arising in connection with such RNG.
1.1.2Lessor Indemnity. Lessor shall indemnify, hold harmless and, subject to Section 9.2, defend Lessee and its Affiliates and their respective stockholders, partners, members, managers, directors, officers, employees, agents, invitees and independent contractors, and their respective successors and assigns (“Lessee Persons”), from and against any and all Losses, actually incurred or paid by a Lessee Person (including in connection with the claims of third parties for injury to persons or damage to property or any proceeding by a Governmental Authority) to the extent caused by or arising from:
(a)any breach by Lessor of the representations and warranties set forth herein or in the performance of the duties and obligations of Lessor under this Agreement or the LFG Sale Agreement;
(b)Lessor’s conduct, operation, alteration, maintenance, repair, replacement, or management of the Landfill in violation of Applicable Laws;
(c)any willful misconduct or negligent or grossly negligent act or omission of Lessor or its Affiliate, representative or agent;
(d)any Hazardous Substance contamination or other environmental condition, including clean-up actions or remediation work resulting therefrom, at the Landfill, whether now known or hereafter discovered, caused by Lessor or its Affiliate, representative or agent; or
(e)any and all claims, directly or indirectly arising out of or related to, the collection and delivery of LFG prior to and at the Delivery Point, and any and all claims arising in connection with damage to property, including without limitation damage to Purchaser’s Facility or the Landfill, or injury of or death to persons resulting from the presence of any component within such LFG, or otherwise arising in connection with such LFG.
Section 1.2Notice and Defense of Claims. Section 11.2 of the LFG Sale Agreement is hereby incorporated by reference mutatis mutandis.
Section 1.3Release. Lessee understands that damage to the Purchaser’s Facility may result from the conduct of Lessor’s normal and usual business operations. All of Lessee’s equipment, systems, inventory, facilities and all other personal property in or about the RNG Site and/or the WM Property (collectively “Lessee’s Property”), shall be and remain at Lessee’s sole risk. Lessor shall not be liable to Lessee, and Lessee hereby releases Lessor (and its Affiliates, property managers and mortgagees) from any and all liability for theft or damage to Lessee’s Property.
1.1.1Survival. Notwithstanding any other provisions in this Agreement, all provisions of this Article IX shall survive the expiration or termination of this Agreement by default or otherwise.

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Article X
INSURANCE
Section 1.1Insurance Requirements.
1.1.1Lessee shall obtain, maintain and keep in force throughout the Term, property insurance with insurers meeting the qualifications, and in amounts as set forth in Exhibit E attached hereto. All policies of insurance shall name Lessor as an additional insured. Lessee shall deliver to Lessor certificates of insurance evidencing the coverages required by Exhibit E within thirty (30) days of the Effective Date and periodically thereafter promptly following upon request of Lessor, but no more often than once a calendar year. The certificates of insurance shall further provide that the insurer will notify the certificate holder and each additional insured thereunder at least ten (10) days before any cancellation or material modification of the policy.
1.1.2The insurance policies maintained by Lessee as provided in this Agreement shall include an endorsement containing an express mutual waiver of any rights of subrogation by the insurance company against Lessor. The above mutual waiver of subrogation applies whether or not there are any deductibles or self-insured retentions.
Section 1.2Insurable Claims. To the extent an insurable claim arises, the Parties agree to first pursue recovery under such insurance coverage before seeking indemnification from the other Party. For the avoidance of doubt, a Party’s deductible under its respective insurance policies constitutes Losses for which it may seek indemnification from the Indemnifying Party (to the extent permitted by Article IX).
Article XI
TAXES
Section 1.1Lessee Taxes and Utilities. Lessee shall, during the Term of this Agreement, pay or arrange for the payment of all (a) costs, charges, water and sewer charges, charges for public utilities and other charges and fees that may be properly levied upon or assessed against Purchaser’s Facility or any other equipment and improvements constructed or installed by Lessee in or on the RNG Site; and (b) all personal property taxes, assessments, or similar charges and fees that may be properly levied upon or assessed against any Purchaser’s Facility or RNG purchased by Lessee under the LFG Sale Agreement or any other equipment and improvements constructed or installed by Lessee in or on the RNG Site.
Section 1.2Lessor Taxes and Utilities. Lessor shall, during the Term of this Agreement, pay or arrange for the payment of all (a) costs, charges, water and sewer charges, charges for public utilities, and other charges and fees (including any taxes, levies or charges imposed on or associated with the emission of carbon dioxide or other emissions) that may be properly levied upon or assessed against the facilities, equipment and improvements owned, constructed, located or installed by Lessor on the WM Property (excluding the RNG Site), including without limitation the Landfill, the Permitted Flare, and the Leachate Collection System and (b) all personal property taxes, assessments, or similar charges and fees that may be properly levied upon or assessed against the facilities, equipment and improvements owned, constructed, located or installed by Lessor on the WM Property (excluding the RNG Site), including without limitation the Landfill, the Permitted Flare, and the Leachate Collection System.
Section 1.3Real Property Taxes.
1.1.1In the event that the RNG Site is separately assessed by the applicable taxing jurisdictions (separately from the remainder of the WM Property): (i) Lessee shall, during

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the Term of this Agreement, pay or arrange for the payment of all real property taxes and assessments levied upon or assessed against the RNG Site, and the Purchaser’s Facility or any other equipment and improvements constructed or installed thereon; and (ii) Lessor shall, during the Term of this Agreement, pay or arrange for the payment of all real property taxes and assessments levied upon or assessed against the WM Property (excluding the RNG Site), and any facilities or equipment and improvements constructed or installed thereon. Lessee, at its sole cost and expense, shall have the right at any time to contest any taxes or assessments that may be imposed on the RNG Site or any other part of Purchaser’s Facility in the manner provided by law, provided that (x) LESSEE INDEMNIFIES, DEFENDS, AND HOLDS LESSOR HARMLESS FROM AND AGAINST ANY ACTIONS, CLAIMS, DEMANDS, EXPENSES, OR LIABILITIES ARISING OUT OF OR RELATING TO SUCH CONTEST AND/OR APPEAL THAT LESSOR WOULD NOT OTHERWISE HAVE BEEN OBLIGATED TO PAY HAD LESSEE NOT CONTESTED SUCH ITEMS AND (Y) SUCH CONTEST IS DONE IN ACCORDANCE WITH APPLICABLE LAW (INCLUDING THE PAYMENT OF TAXES UNDER PROTEST OR POSTING OF BONDS, IF SO REQUIRED). Any and all refunds received from such contest, including interest, shall be equitably apportioned to the account of Lessor or Lessee based upon the period affected thereby, and Lessee shall be entitled to receive Lessee’s pro rata share of any such refund and reimbursement of Lessee’s pro rata share of the reasonable, actual third party costs (including reasonable attorneys’ fees) incurred in connection with such contest. The obligations of this Section 11.3.1 shall survive the expiration or earlier termination of this Agreement.
1.1.2For the purposes of this Section 11.3, real property taxes and assessments means: all real property taxes and other assessments on buildings and land, including taxes and assessments for special improvement districts and building improvement districts, and all governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the property.
1.1.3In the event that the RNG Site is not separately assessed by the applicable taxing jurisdictions (separately from the remainder of the WM Property, or any portion thereof), Lessor shall, during the Term of this Agreement, pay or arrange for the payment of all real property taxes and assessments levied upon or assessed against the tax parcel(s) within the WM Property that include the RNG Site, and any facilities or equipment and improvements constructed or installed thereon, and Lessee shall reimburse Lessor for the Lessee’s pro-rata share of such real property taxes and assessments within twenty (20) days after receiving an invoice from Lessor. The Lessee’s annual pro-rata share of such real property taxes and assessments shall be: (i) 100% of the amount of real property taxes and assessments, to the extent that it can be determined, levied upon or assessed against the Purchaser’s Facility or equipment and improvements constructed or installed as of the Effective Date on the RNG Site; plus (ii) an amount equal to the product of (A) the surface area of the RNG Site divided by (B) the total surface area of the WM Property multiplied by (C) the amount of real property taxes and assessments levied upon or assessed against the tax parcel(s) within the WM Property (excluding improvements) that include the RNG Site; plus (iii) 100% of the amount of increase of real property taxes and assessments levied upon or assessed against the tax parcel(s) within the WM Property that include the RNG Site over the tax year in which the Effective Date occurs (the “Tax Base Year”), to the extent that such increase is attributable to any Purchaser’s Facility constructed and installed by Lessee subsequent to the Tax Base Year. In addition, Lessor shall have the right at any time to contest any taxes or assessments, and Lessor shall have the right to select counsel and control the appeal. Lessee agrees to promptly reimburse Lessor for the reasonable costs incurred in connection with any such appeal that are directly related to the RNG Site, or any part of Purchaser’s Facility. Lessor agrees to promptly provide Lessee with notice of any real property tax assessment affecting Lessee’s rights hereunder but in no event later than thirty (30) days after its receipt of any such bill (provided, the failure to provide such bill shall not be grounds for non-payment by Lessee), and agrees to allow Lessee to participate in any

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review process as necessary to effect Lessee’s rights of defense under this Section 11.3.3. In the event Lessor has successfully contested the taxes or assessments imposed on such parcel, which includes the RNG Site and/or other part of the Purchaser’s Facility and/or WM Property, and has received a refund thereon, the Lessor shall promptly remit a prorated portion of any such refund to the other Party. Such prorations shall be in accordance with the formula set forth above in this Section 11.3.3. The obligations of this Section 11.3.3 shall survive the expiration or termination of this Agreement.
Section 1.4Failure to Pay Taxes. If Lessee or Lessor shall fail to pay any amounts required to be paid in accordance with Sections 11.1, 11.2 or 11.3, respectively, then at any time after furnishing the non-performing Party fifteen (15) Business Days’ prior notice, without waiving or releasing the non-performing Party from any of its obligations or waiving or releasing any rights hereunder, the other Party may pay such amount or perform such act, and all amounts paid, including all costs, expenses and attorneys’ fees, shall be payable by the non-performing Party to the other Party upon written notice to the non-performing Party accompanied by reasonable supporting documentation of such costs and expenses.
Article XII
FORCE MAJEURE
Section 1.1Force Majeure. The provisions of Article X of the LFG Sale Agreement are incorporated herein, mutatis mutandis.
Article XIII
OPTION TO PURCHASE
Section 1.1Option to Purchase.
1.1.1Lessee hereby grants to Lessor the exclusive option (the “Option”) to purchase all or any portion of the Purchaser’s Facility upon the expiration or earlier termination of this Agreement for any reason other than a default by Lessor hereunder or termination of the LFG Sale Agreement by Purchaser as a result of a default by Seller thereunder. Prior to removal of the Purchaser’s Facility or any component thereof, Lessee shall provide Lessor with written notice of its intent to remove all or any portion of Purchaser’s Facility, at which time, Lessor shall have a period of thirty (30) days to notify Lessee of its intent to purchase said equipment, either in whole or in part. The purchase price for any said equipment shall be the Fair Market Value (as defined below) of the equipment at the time as determined by mutual agreement of the Parties. “Fair Market Value” means the cash price at which such equipment would change hands for its value in place as an operational facility (if applicable) between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell, and both having reasonable knowledge of the relevant facts. If the Parties are unable to agree within 30 days of Lessor’s exercise of its Option, Fair Market Value shall be determined in accordance with Section 13.1.2 below and shall assume that the gas rights granted by the LFG Sale Agreement are available for the use of Purchaser’s Facility pursuant to the terms and conditions of the LFG Sale Agreement.
1.1.2If the Parties are unable to agree on the Fair Market Value of the equipment, as set forth in Section 13.1 above, the Lessor shall appoint a Qualified Appraiser (as defined below) to determine the Fair Market Value of such equipment. The Lessor shall be solely responsible for the costs and expenses of such Qualified Appraiser. For purposes herein, the term “Qualified Appraiser” means a nationally recognized third-party appraiser reasonably acceptable to Lessor and Lessee which shall (i) be qualified to appraise landfill and renewable natural gas facilities, and experienced in such businesses in the general geographic region of the relevant Purchaser’s Facility, and (ii) not be associated with either Lessor or Lessee or any Affiliate of either of them.

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1.1.3If Lessee disputes the Fair Market Value, then Lessee shall engage a second Qualified Appraiser. If the Fair Market Value determined by the second Qualified Appraiser is equal to or less than ten percent (10%) higher or lower than the Fair Market Value determined by the first Qualified Appraiser, the purchase price shall be the Fair Market Value as determined by that first Qualified Appraiser and Lessee shall pay the costs and expenses of the first and second Qualified Appraiser. If the Fair Market Value determined by the second Qualified Appraiser is greater than (10%) higher or lower than the Fair Market Value determined by the first Qualified Appraiser, then:
(a)(1) the Parties shall select a mutually agreeable third Qualified Appraiser; (2) the purchase price shall be the average of the Fair Market Value of each of the three Qualified Appraisers; and (3) the Parties shall share the costs and expenses of all Qualified Appraisers equally.
(b)If the Parties cannot agree on a mutually agreeable third Qualified Appraiser, then the purchase price shall be the average of the Fair Market Values determined by the first and second Qualified Appraisers and the Parties shall share the costs and expenses of all Qualified Appraisers equally.
1.1.4Once a purchase price has been identified, either by Lessee accepting the Fair Market Value (whether from Lessor or as determined by such Qualified Appraiser) or by the provisions of Section 13.1.3(b), the Parties shall promptly execute and deliver a customary purchase and sale agreement reasonably satisfactory to the Parties in all material respects providing for the purchase and sale of such equipment free and clear of all liens, judgements and taxes (unless otherwise agreed to by the Parties). The purchase of the Purchaser’s Facility shall be on an “As-Is Basis,” “with all faults”.
Section 1.2Removal and Restoration Obligations. Unless the Parties agree in writing to an alternative arrangement, following the expiration or earlier termination of this Agreement, (a) Lessee shall, at Lessee’s sole cost and expense, at the end of the Term, (i) remove the Purchaser’s Facility and all personal property of Lessee from the RNG Site; (ii) remove or cap any of Lessee’s facilities that are located under the surface of the WM Property, or at Lessor’s direction, remove all underground equipment, including but not limited to the natural gas distribution pipeline located on the Natural Gas Pipeline Easement and the Discharge Water Line; (iii) restore the condition of the WM Property, including the RNG Site, to the condition it existed on the Effective Date, ordinary wear and tear excepted; and (b) Lessee shall, at its sole cost and expense (i) deliver possession of the WM Property, including the RNG Site, to Lessor, free and clear of all liens and encumbrances related to Lessee’s use and control of the RNG Site; (ii) upon Lessor’s request, execute and deliver any instrument of transfer, conveyance or release necessary or desirable to confirm the vesting of such rights in Lessor; and (iii) execute a recordable memorandum of termination evidencing the termination of any recorded agreements related to this Agreement or the LFG Sale Agreement.
Article XIV
CASUALTY AND CONDEMNATION
Section 1.1Casualty. Lessee shall give prompt written notice to Lessor of any casualty to Purchaser’s Facility. Lessor shall give prompt written notice to Lessee of any casualty to the WM Property, the Landfill or any portion thereof, or to the Collection System, the Permitted Flare, and the Leachate Collection System. Lessee shall use commercially reasonable efforts to restore the Purchaser’s Facility as soon as reasonably practicable under the circumstances. Lessee shall provide Lessor with its plans for the restoration of the Purchaser’s Facility as soon as reasonably practicable following such casualty.

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Section 1.2Condemnation. If, at any time during the Term, the WM Property, the Landfill, the Purchaser’s Facility, or any part thereof or interest therein, shall be taken or damaged by reason of any public improvement or condemnation proceeding, or in any other manner, or should Lessee or Lessor receive any notice or other information regarding such proceeding, the Party receiving such notice or other information shall give prompt written notice thereof to the other Party. Lessor and Lessee agree to request the courts in such condemnation proceeding to make separate awards to Lessor and Lessee. If, for any reason, the courts are unwilling or unable to make separate awards, Lessor and Lessee agree that the one award shall be equitably apportioned to reflect each Party’s respective interests. Each of Lessee and Lessor shall be entitled at its option to commence, appear in and prosecute in its own name any action or proceedings.
Article XV
EVENTS OF DEFAULT AND REMEDIES
Section 1.1Events of Default. Section 9.1 (excluding subsection 9.1(g) and subsection 9.1(h)) of the LFG Sale Agreement are incorporated herein, mutatis mutandis. For the avoidance of doubt, Section 9.1(e) of the LFG Sale Agreement shall be read, when incorporated herein mutatis mutandis, as follows: “A Party causes an ‘Event of Default’ under the LFG Sale Agreement and the non-defaulting Party exercises its mature right to terminate the LFG Sale Agreement due to such ‘Event of Default’.”
Section 1.2Remedies.
1.1.1In the event of a breach of or default under this Agreement, whether or not such breach or default results in a termination of this Agreement, and without limitation of the non-defaulting Party’s right to terminate this Agreement as provided in this Article XV, (a) the Parties shall have the right to exercise all of their respective rights and remedies available at law or equity in respect of such breach, default, or termination and (b) in the event of a Lessee Event of Default, (i) Lessor shall have the right to regain possession of the RNG Site and receive reimbursement for Lessor’s reasonable out of pocket costs incurred in connection with the same (including reasonable attorney’s fees), (ii) receive reimbursement for Lessor’s reasonable out of pocket costs incurred in removing Lessee’s equipment, trade fixtures and personal property as permitted herein following termination of this Agreement, and (iii) receive reimbursement for Lessor’s reasonable out of pocket costs incurred otherwise performing such repairs and restorations as required under this Agreement.
1.1.2Without limitation of the foregoing, each Party acknowledges that in the event of a breach or default or potential breach or default by the other Party of this Agreement, the non-defaulting Party may be irreparably harmed and that monetary damages hereunder may be an insufficient remedy for such harm, and in such event, non-defaulting Party may seek any and all available equitable remedies, including injunctive relief and specific performance, in respect of such breach or potential breach.
Section 1.3Limitation on Damages; Waiver of Special, Indirect Incidental, Punitive and Consequential Damages.
1.1.1LIMITATION OF LIABILITY. THE MAXIMUM LIABILITY FROM ONE PARTY TO ANOTHER IN ANY YEAR SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND WILL, IN NO EVENT, WHEN TAKEN TOGETHER WITH SUCH PARTY’S LIABILITY UNDER THE LFG SALE AGREEMENT, EXCEED THREE MILLION DOLLARS ($3,000,000); PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO (I) ACTS OF WILLFUL MISCONDUCT OR FRAUD, (II) VIOLATIONS OF APPLICABLE LAW, (III) ANY AMOUNTS RECEIVED BY

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SUCH PARTY PURSUANT TO INSURANCE POLICIES REQUIRED TO BE MAINTAINED BY SUCH PARTY PURSUANT TO THIS AGREEMENT, THE LFG SALE AGREEMENT, OR OTHERWISE APPLICABLE TO THE PURCHASER’S FACILITIES OR THE LANDFILL, OR (IV) INDEMNITY OBLIGATIONS FOR THIRD PARTY CLAIMS SET FORTH IN THIS AGREEMENT.
1.1.2WAIVER OF CONSEQUENTIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR, AND EACH PARTY WAIVES ANY CLAIM TO, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES, INCLUDING LOSS OF PROFITS OR REVENUE, LOSS OF USE, COST OF CAPITAL, DOWN TIME COSTS, LOSS OF OPPORTUNITY, LOSS OF TAX CREDITS, AND LOSS OF GOODWILL; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE CONSTRUED AS LIMITING AN OBLIGATION OF A PARTY TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER PARTY AGAINST CLAIMS ASSERTED BY THIRD PARTIES INCLUDING, BUT NOT LIMITED TO, THIRD PARTY CLAIMS FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES. FOR PURPOSES OF THIS AGREEMENT, THE TERM “THIRD PARTY” EXCLUDES A PARTY’S AFFILIATES, OFFICERS, AGENTS, EMPLOYEES, LENDERS, SUCCESSORS AND ASSIGNS. If a Party terminates this Agreement due to the other Party’s Event of Default, all sums due hereunder shall be paid no later than thirty (30) days following the date of termination.
Section 1.4Double Recovery; Proper Assertion of Claims. Notwithstanding the fact that a Party may have the right to seek indemnification under or with respect to more than one provision of this Agreement or any other agreement entered into in connection herewith, in respect of any fact, event, condition or circumstance, neither Party shall be entitled to recover the amount of any Losses suffered by such Party more than once under all such agreements in respect of such fact, event, condition or circumstance, and an Indemnifying Party shall not be liable for indemnification to the extent the Indemnified Party has otherwise been fully compensated for such Losses; further, each Party hereby agrees to bring any claims for indemnification or Losses under the agreement most closely related to the events giving rise to such claim for indemnification or loss.
Article XVI
MISCELLANEOUS
Section 1.1Notices. All notices, reports, certifications, or other documentation, and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally or by facsimile transmission with completed transmission acknowledgment or by electronic mail, or when delivered if mailed by overnight delivery via a nationally recognized courier or registered or certified first class mail (return receipt requested), postage prepaid, to the recipient Party at its below address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof and that any notice provided by electronic mail will be followed promptly by another form of notice consistent with this Section 16.1 and will be effective when such follow-up notice is deemed effective):
To Lessor:
Waste Management of California, Inc.
PO Box 1870
Morgan Hill, California 95038
Attn: [***]
Email: [***]

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With a copy to:
WM Renewable Energy, L.L.C.
800 Capitol, Suite 3000
Houston, Texas 77002
Attn: Vice President of Renewable Energy
Email: [***]
and:
Waste Management Legal
800 Capitol, Suite 3000
Houston, Texas 77002
Attn: General Counsel
Email: [***]
and:
WM Corporate Real Estate
720 Butterfield Road
Lombard, IL 60148
Attention: VP of Real Estate
To Lessee:
Kirby Canyon RNG, LLC
One North Lexington Avenue
Suite 1450
White Plains, New York 10601
Attn: Chief Operating Officer
Email: [***]
With a copy to:
OPAL Fuels LLC
One North Lexington Avenue
Suite 1450
White Plains, New York 10601
Attn: Office of General Counsel
Email: [***]
Each Party may designate a different address for notices by notice given as provided above.
Section 1.2Assignment or Subletting. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns (including by operation of law), but, except as permitted in Section 16.5 below (as relates to reference to Section 13.14 of the LFG Sale Agreement (Lender Cooperation)), neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or sublet by any Party without the prior written consent of the other Party (to be granted in the other Party’s sole discretion), provided that Lessor may make such an assignment without Lessee’s consent to (a) a successor to substantially all of Lessor’s business, whether in a merger, sale of stock, sale of assets or other transaction, so long as that transaction complies with the

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other provisions of this Agreement or its Affiliate and (b) an Affiliate. Any purported assignment, sublease or delegation in violation of this Section shall be null and void.
Section 1.3No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that a Party may be a partnership, limited partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or partner of any Party (or any of their respective successor or permitted assignees), or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, or otherwise, except to the extent expressly provided for with respect to an agreement to which the applicable counter-Party is a party; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Each Party Affiliate is an express and intended third party beneficiary of this provision and shall have the right to enforce the terms hereof in all respects.
Section 1.4Memorandum of Lease. Simultaneously with the execution of this Agreement, Lessor and Lessee, upon request of the other, shall execute recordable instruments designating the name of the parties, a description of the RNG Site, the Term, rights of extension, rights, restrictions, easements and privileges of which Lessee has the benefit under this Agreement and such other provisions of this Agreement as may be reasonably requested by other party to constitute a memorandum of lease and easement or a notice of lease and easement, as the case may be, under the Applicable Laws. Lessee or Lessor may cause such instrument to be recorded in the appropriate land records, and all recording costs, recordation taxes or other fees charged by any governmental agency in connection with such recordation (including transfer fees) shall be paid by the party causing such instrument to be recorded. Upon termination of this Agreement, upon the request of either party, the other party will execute an instrument in recordable form indicating that this Agreement has been terminated.
Section 1.5Incorporated Provisions.    The provisions of each of Section 13.2 (Governing Law, Jurisdiction, Venue), 13.3 (Dispute Resolution), 13.4 (Counterparts), 13.5 (Waiver of Compliance; Consents), 13.6 (No Third Party Beneficiaries), 13.7 (Interpretation), 13.8 (Severability), 13.9 (Entire Agreement), 13.10 (Construction of Agreement), 13.11 (Further Assurances), 13.12 (Emergency Contact), 13.13 (No Partnership), 13.14 (Lender Cooperation), 13.15 (Confidentiality), and 13.16 (Public Announcement) of the LFG Sale Agreement are incorporated herein by reference, mutatis mutandis.
Section 1.6Estoppel Certificates. The Parties hereby agree that upon not less than twenty (20) Business Days prior written notice from the other Party (the “Requesting Party”),

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such Party (the “Receiving Party”) shall execute, acknowledge, and deliver to the Requesting Party, a statement in writing in such form as may reasonably be required by the Requesting Party, its lender, or other party reasonably requested by the Requesting Party, certifying: (i) the date of commencement of this Agreement; (ii) if this Agreement has been modified; (iii) if this Agreement is in full force and effect; (iv) the date to which rent and other sums payable under this Agreement have been paid; (v) if there are any current breaches under this Agreement by either Lessor or Lessee; and (vi) such other matters respecting this Agreement or the RNG Site as are reasonably requested, to the extent such statements are true and correct as of such date. Each Party shall reasonably cooperate with the other Party in providing estoppels requested pursuant to this Section 16.6, but the Requesting Party shall be considerate of the time and effort of the Receiving Party and not unreasonably burden the Receiving Party with such requests.
[Signature Page to Follow]

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LESSOR WASTE MANAGEMENT OF CALIFORNIA, INC. By: /s/ Barry Skolnick Name: Barry Skolnick Its: President LESSEE KIRBY CANYON RNG, LLC By: /s/ Jonathan Maurer Name: Jonathan Maurer Its: Co-CEO

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